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                                                                     Exhibit 5.1


                [LETTERHEAD OF KOHRMAN JACKSON & KRANTZ P.L.L.]

                                March 20, 2001




The IXATA Group, Inc.
8989 Rio San Diego Drive
San Diego, California 92108

     Re:  Registration Statement on Form S-8 of The IXATA Group, Inc.

Gentlemen:

     The IXATA Group, Inc., a Delaware corporation (the "Company"), is filing with the Securities and Exchange Commission a registration statement on Form S-8 (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to the offering and sale by the Company of up to 7,533,863 shares (the "Shares") of the Company's common stock, par value of $0.001 per share (the "Common Stock"), pursuant to stock options ("Options") granted or to be granted under the 1997 Stock Option Plan, as amended (the "Plan"), and stock grants pursuant to a Restricted Stock Award Agreement between the Company and Michael W. Wynne and Letter Agreements between the Company and Cheryl Monblatt Allen, Lacretia Bachhofer, Maureen Dime, Luciana Manfredi and John Yzaguirre (collectively, the "Grant Agreements"). We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. Capitalized terms used in this opinion letter and not otherwise defined have the meanings attributed to them in the Registration Statement.

     In connection with this opinion letter, we have examined and relied upon the original or a copy, certified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation and the By-laws of the Company; (ii) resolutions of the Board of Directors of the Company; (iii) the Plan and Amendment No. 1 to the Plan; (iv) the Grant Agreements; and (v) such other documents and instruments as we have deemed necessary for providing this opinion letter.

     We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies. We have made such investigations of law as we deem appropriate as a basis for rendering the opinions expressed below, and as to various questions of fact material to the opinions, we have relied, to the extent we deem appropriate, upon representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently verifying the accuracy of such documents, records and instruments.

     Based upon the foregoing examination, we are of the opinion that assuming
(i) the Company maintains an adequate number of authorized but unissued Shares available for issuance
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to those persons who exercise Options granted in accordance with the Plan and
(ii) the Shares are duly delivered against payment therefor in accordance with the terms of the Plan and the Grant Agreements, the Shares issued pursuant to the exercise of Options granted in accordance with the Plan and pursuant to the Grant Agreements are or will be validly issued, fully paid and non-assessable.

     We express no opinion other than as to the Federal law of the United States and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                                 KOHRMAN JACKSON & KRANTZ P.L.L.

                                 /s/ Kohrman Jackson & Krantz P.L.L.
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